Exhibit 3.2

New Section 2.14

Section 2.14 Notice of Stockholder Action; Nominations

(a)Annual Meeting of Stockholders.

(i)Nominations of persons for election to the Board and the proposal of other business to be considered by the stockholders may be made at an annual meeting of stockholders only: (i) pursuant to the Company’s notice of such meeting (or any supplement thereto), (ii) by or at the direction of the Board or any committee thereof or (iii) by any stockholder of the Company who was a stockholder of record at the time of giving of the notice provided for in this Section 2.14 (the “Record Stockholder”), who is entitled to vote at such meeting and who complies with the notice and other procedures set forth in this Section 2.14 in all applicable respects. For the avoidance of doubt, the foregoing clause (iii) shall be the exclusive means for a stockholder to make nominations or propose business, at an annual meeting of stockholders, and such a stockholder must fully comply with the notice and other procedures set forth in this Section 2.14 to make such nominations or propose business before an annual meeting.

(ii)For nominations or other business to be properly brought before an annual meeting by a Record Stockholder pursuant to Section 2.14 (a):

a)the Record Stockholder must have given timely notice thereof in writing to the Secretary of the Company and provide any updates or supplements to such notice at the times and in the forms required by this Section 2.14;

b)any such proposed business (other than the nomination of persons for election to the Board) must constitute a proper matter for stockholder action;

c)if the Proposing Person (as defined below) has provided the Company with a Solicitation Notice (as defined below), such Proposing Person must, in the case of a proposal other than the nomination of persons for election to the Board, have delivered a proxy statement and form of proxy to holders of at least the percentage of the Company’s voting shares required under applicable law to carry any such proposal, or, in the case of a nomination or nominations, have delivered a proxy statement and form of proxy to holders of a percentage of the Company’s voting shares that such Proposing Person has reasonably determined to be sufficient to elect the nominee or nominees proposed to be nominated by such Record Stockholder, and must, in either case, have included in such materials the Solicitation Notice; and

d)if no Solicitation Notice relating thereto has been timely provided pursuant to this Section 2.14, the Proposing Person proposing such business or nomination must not have solicited a number of proxies sufficient to have required the delivery of such a Solicitation Notice under this Section 2.14.

To be timely, a Record Stockholder’s notice must be delivered to the Secretary at the principal executive offices of the Company not later than the close of business on the ninetieth (90th) day nor earlier than the close of business on the one hundred twentieth (120th) day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is more than thirty (30) days before or more than seventy (70) days after such anniversary date, notice by the Record Stockholder to be timely must be so delivered (A) no earlier than the close of business on the one hundred twentieth (120th) day prior to such annual meeting and (B) no later than the close of business on the later of the ninetieth (90th) day prior to such annual meeting or the close of business on the tenth (10th) day following the day on which Public Announcement (as defined below) of the date of such meeting is first made by the Company. In no event shall the adjournment or postponement of an annual meeting commence a new time period (or extend any time period) for the giving of a Record Stockholder’s notice as described above. Such Record Stockholder’s notice shall set forth:

(x)as to each person whom the Record Stockholder proposes to nominate for election or reelection as a director, in addition to the matters set forth in paragraph (z) below, such Record Stockholder’s notice shall set forth:

A.the name, age, business address and residence address of such person;

B.the principal occupation or employment of such person;

C.the class, series and number of any shares of stock of the Company that are beneficially owned or owned of record by such person or any Associated Person (as defined below);

D.the date or dates such shares were acquired and the investment intent of such acquisition;

E.a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three (3) years, and any other material relationships, between or among such Proposing Person or any of its respective affiliates and associates, on the one hand, and each proposed nominee, and their respective affiliates and associates, on the other hand, including all information that would be required to be disclosed pursuant to Rule 404 promulgated under Regulation S-K under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)(whether or not the Company is subject to the Exchange Act) if the Proposing Person or any of its respective affiliates and associates were the “registrant” for purposes of such rule and the nominee were a director or executive officer of such registrant;

F.a completed and signed questionnaire, representation and agreement required by Section 2.14(a)(iii) of these Bylaws;

G.such person’s written consent to being named in the Company’s proxy statement as a nominee of the stockholder, to the public disclosure of information regarding or related to such person provided to the Company by such person or otherwise pursuant to this Section 2.14 and to serving as a director if elected;

H.all information relating to such person that would be required to be disclosed in solicitations of proxies for election of directors, or would be otherwise required, in each case pursuant to and in accordance with Section 14(a) under the Exchange Act, and the rules and regulations promulgated thereunder; and

I.such other information as the Company may reasonably require to determine whether such person meets the independence requirements of the stock exchange upon which the capital stock of the Company is primarily traded or the eligibility of such proposed nominee to serve as a director of the Company.

(y)as to any business other than the nomination of a director or directors that the Record Stockholder proposes to bring before the meeting, in addition to the matters set forth in paragraph (z) below, such Record Stockholder’s notice shall set forth: (i) a brief description of the business desired to be brought before the meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend the Bylaws, the text of the proposed amendment), the reasons for conducting such business at the meeting and any material interest in such business of such Proposing Person, if any, including any anticipated benefit to the Proposing Person; and (ii) a description of all agreements, arrangements and understandings between or among any such Proposing Person and any of its respective affiliates or associates, on the one hand, and any other person or persons, on the other hand, (including their names) in connection with the proposal of such business by such Proposing Person;

(z)as to each Proposing Person giving the notice, such Record Stockholder’s notice shall set forth:

A.the name and address of such Proposing Person, including, if applicable, their name and address as they appear on the Company’s stock ledger, if different;

B.the class or series and number of shares of capital stock of the Company that are directly or indirectly owned beneficially and of record by such Proposing Person, including any shares of any class or series of capital stock of the Company as to which such Proposing Person has a right to acquire beneficial ownership at any time in the future;

C.whether and the extent to which any derivative interest in the Company’s equity securities (including without limitation any option, warrant, convertible security, stock appreciation right, or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of shares of the

Company or with a value derived in whole or in part from the value of any class or series of shares of the Company, whether or not such instrument or right shall be subject to settlement in shares of the underlying class or series of capital stock of the Company or otherwise, and any cash-settled equity swap, total return swap, synthetic equity position or similar derivative arrangement (any of the foregoing, a “Derivative Instrument”), as well as any rights to dividends on the shares of any class or series of capital stock of the Company that are separated or separable from the underlying shares of capital stock of the Company) or any short interest in any security of the Company (for purposes of this Bylaw a person shall be deemed to have a short interest in a security if such person directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has the opportunity to profit or share in any profit derived from any increase or decrease in the value of the subject security, including through performance-related fees) is held directly or indirectly by or for the benefit of such Proposing Person, including without limitation whether and the extent to which any ongoing hedging or other transaction or series of transactions has been entered into by or on behalf of, or any other agreement, arrangement or understanding (including without limitation any short position or any borrowing or lending of shares) has been made, the effect or intent of which is to mitigate loss to, or manage risk or benefit of share price changes for, or to increase or decrease the voting power of, such Proposing Person with respect to securities of the Company (any of the foregoing, a “Short Interest”);

D.  any proportionate interest in shares of capital stock of the Company or Derivative Instruments held, directly or indirectly, by a general or limited partnership in which such Proposing Person or any of its respective affiliates or associates is a general partner or, directly or indirectly, beneficially owns an interest in a general partner of such general or limited partnership;

E.  any significant equity interests or any Derivative Instruments or Short Interests in any Competitor (as defined below) held by such Proposing Person and/or any of its respective affiliates or associates;

F.any proxy, contract, arrangement, or relationship pursuant to which the Proposing Person has a right to vote, directly or indirectly, any shares of capital stock or other voting security of the Company;

G.a written description of any direct or indirect material interest in any material contract or agreement with the Company, any affiliate of the Company or any Competitor (including, in any such case, any employment agreement, collective bargaining agreement or consulting agreement);

H.a written description of any agreement, arrangement or understanding (whether oral or written) with respect to the nomination or proposal (including any knowledge that another person or entity is Acting in Concert (defined below) with such Proposing Person) between or among such Proposing Person, any of its respective affiliates or associates and any others Acting in Concert with the foregoing, including, in the case of a nomination, the nominee;

I.a written description of any other material relationship between such

Proposing Person, on the one hand, and the Company, any affiliate of the Company or any Competitor, on the other hand;

J.a representation that the Record Stockholder is a holder of record of stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such business or nomination;

K.a representation whether such Proposing Person intends (or is part of a group that intends) to deliver a proxy statement and/or form of proxy to holders of, in the case of a proposal, at least the percentage of the Company’s voting shares required under applicable law to carry the proposal or, in the case of a nomination or nominations, a sufficient number of holders of the Company’s voting shares that the Proposing Person has reasonably determined to be sufficient to elect such nominee or nominees (an affirmative statement of such intent being a “Solicitation Notice”);

L.such Proposing Person’s written consent to the public disclosure of information provided to the Company pursuant to this Section 2.14; and

M.any other information relating to such Proposing Person, if any, required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for, as applicable, the proposal and/or for the election of directors in an election contest pursuant to and in accordance with Section 14(a) of the Exchange Act and the rules and regulations promulgated thereunder or any information that would be required to be set forth in a Schedule 13D filed pursuant to Rule 13d-1(a) or an amendment pursuant to Rule 13d-2(a) if such a statement were required to be filed under the Exchange Act and the rules and regulations promulgated thereunder by such Proposing Person and/or any of its respective affiliates or associates.

(iii)A stockholder providing written notice required by this Section 2.14 shall update such notice in writing, if necessary, so that the information provided or required to be provided in such notice is true and correct in all material respects as of (i) the record date for determining the stockholders entitled to notice of the meeting and (ii) the close of business on the tenth (10th) business day prior to the meeting or any adjournment or postponement thereof. In the case of an update pursuant to clause (i) of the foregoing sentence, such update shall be received by the Secretary of the Company at the principal executive office of the Company not later than five (5) business days after the record date for determining the stockholders entitled to notice of the meeting, and in the case of an update and supplement pursuant to clause (ii) of the foregoing sentence, such update and supplement shall be received by the Secretary of the Company at the principal executive office of the Company not later than eight (8) business days prior to the date for the meeting and, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed). For the avoidance of doubt, the obligation to update as set forth in this paragraph shall not limit the Company’s rights with respect to any deficiencies in any notice provided by a stockholder, extend any applicable deadlines hereunder or enable or be deemed to permit a stockholder who has previously submitted notice hereunder to amend or update any proposal or nomination or to submit any new proposal, including by changing or adding nominees, matters, business and/or resolutions proposed to be brought before a meeting of the stockholders.

(iv)Notwithstanding anything this Section 2.14 to the contrary, in the event that the number of directors to be elected to the Board is increased effective after the time period for which nominations would otherwise be due under Section 2.14 (b) and there is no Public Announcement by the Company naming the nominees for the additional directorships at least one hundred (100) days prior to the first anniversary of the preceding year’s annual meeting, a stockholder’s notice required by this Section 2.14 shall also be considered timely, but only with respect to nominees for the additional directorships, if it shall be delivered to the Secretary of the Company at the principal executive office of the Company no later than the close of business on the tenth (10th) day following the day on which such Public Announcement is first made by the Company.

(v)Submission of Questionnaire, Representation and Agreement. To be eligible to be a nominee of any stockholder for election or reelection as a director of the Company, the person proposed to be nominated must deliver (in accordance with the time periods prescribed for delivery of notice under Section 2.14 of these Bylaws) to the Secretary at the principal executive offices of the Company a completed and signed questionnaire in the form required by the Company (which form the stockholder shall request in writing from the Secretary of the Company and which the Secretary shall provide to such stockholder within ten days of receiving such request) with respect to the background and qualification of such person to serve as a director of the Company and the background of any other person or entity on whose behalf, directly or indirectly, the nomination is being made and a signed representation and agreement (in the form available from the Secretary upon written request) that such person: (a) is not and will not become a party to (i) any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such person, if elected as a director of the Company, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to the Company or (ii) any Voting Commitment that could limit or interfere with such person’s ability to comply, if elected as a director of the Company, with such person’s fiduciary duties under applicable law, (b) is not and will not become a party to any Compensation Arrangement (as defined below) that has not been disclosed therein, (c) if elected as a director of the Company, will comply with all informational and similar requirements of applicable insurance policies and laws and regulations in connection with service or action as a director of the Company, (d) if elected as a director of the Company, will comply with all corporate governance, conflict of interest, stock ownership requirements, confidentiality and trading policies and guidelines of the Company publicly disclosed from time to time, (e) if elected as a director of the Company, will act in the best interests of the Company and its stockholders and not in the interests of individual constituencies, and (f) intends to serve as a director for the full term for which such individual is to stand for election.

(b)Special Meetings of Stockholders. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Company’s notice of such meeting. Nominations of persons for election to the Board may be made at a special meeting of stockholders at which directors are to be elected pursuant to the Company’s notice of such meeting (a) by or at the direction of the Board or any committee thereof or (b) provided that the Board has determined that directors shall be elected at such meeting, by any Record Stockholder at the time of giving of notice of the special meeting, who shall be entitled to vote at the meeting and who complies with the notice and other procedures set forth in this Section 2.14. In the event the Company calls a special meeting of stockholders for the purpose of electing one or more directors to the Board, any such Record Stockholder entitled to vote in the election of such directors may nominate a person or persons (as the case may be) for election to such position(s) as specified in the Company’s notice of meeting, if the Record Stockholder’s notice required by Section 2.14 (b) is delivered to the Secretary of the Company at the principal executive offices of the Company (i) no earlier than the close of business on the one hundred twentieth (120th) day prior to such special meeting and (ii) no later than the close of business on the later of the ninetieth (90th) day prior to such special meeting or the tenth (10th) day following the day on which Public Announcement is first made of the date of the special meeting and of the nominees proposed by the Board to be elected at such meeting. In no event shall the adjournment or postponement of a special meeting commence a new time period (or extend any time period) for the giving of a Record Stockholder’s notice as described above.

(c)General.  Only such persons who are nominated in accordance with the procedures set forth in this Section 2.14 shall be eligible to be elected at a meeting of stockholders and to serve as directors and only such business shall be conducted at a meeting of stockholders as shall have been brought before the meeting in accordance with the procedures set forth in this Section 2.14. Except as otherwise provided by law, the chairperson of the meeting shall have the power and duty to determine whether a nomination or any other business proposed to be brought before the meeting was made or proposed, as the case may be, in accordance with the procedures set forth in this Section 2.14 and, if any proposed nomination or business was not made or proposed in compliance with this Section 2.14, to declare that such nomination shall be disregarded or that such proposed business shall not be transacted. Notwithstanding the foregoing provisions of this Section 2.14, unless otherwise required by law, if the stockholder (or a Qualified Representative (as defined below) of the stockholder) does not appear at the annual or special meeting of stockholders of the Company to present a nomination or proposed business, such nomination shall be disregarded and such proposed business shall not be transacted, notwithstanding that proxies in respect of such vote may have been received by the Company.

(d)Definitions.  For purposes of these Bylaws, the following definitions shall apply:

(i)a person shall be deemed to be “Acting in Concert” with another person if such person knowingly acts (whether or not pursuant to an express agreement, arrangement or understanding) in concert with, or toward a common goal relating to the management, governance or control of the Company in substantial parallel with, such other person where (1) each person is conscious of the other person’s conduct or intent and this awareness is an element in their decision-making processes and (2) at least one additional factor suggests that such persons intend to act in concert or in substantial parallel, which such additional factors may include, without limitation, exchanging information (whether publicly or privately), attending meetings, conducting discussions or making or soliciting invitations to act in concert or in substantial parallel; provided that a person shall not be deemed to be Acting in Concert with any other person solely as a result of the solicitation or receipt of revocable proxies or consents from such other person in response to a solicitation made pursuant to, and in accordance with, Section 14(a) (or any successor provision) of the Exchange Act by way of a proxy or consent solicitation statement filed on

Schedule 14A. A person Acting in Concert with another person shall be deemed to be Acting in Concert with any third party who is also Acting in Concert with such other person;

(ii)“affiliate” and “associate” shall have the meanings ascribed thereto in Rule 405 under the Securities Act of 1933, as amended; provided, however, that the term “partner” as used in the definition of “associate” shall not include any limited partner that is not involved in the management of the relevant partnership;

(iii)“Associated Person” shall mean with respect to any subject stockholder or other person (including any proposed nominee) (1) any person directly or indirectly controlling, controlled by or under common control with such stockholder or other person, (2) any beneficial owner of shares of stock of the Company owned of record or beneficially by such stockholder or other person, (3) any associate of such stockholder or other person, and (4) any person directly or indirectly controlling, controlled by or under common control or Acting in Concert with any such Associated Person;

(iv)“Compensation Arrangement” shall mean any direct or indirect compensatory payment or other financial agreement, arrangement or understanding with any person or entity other than the Company, including any agreement, arrangement or understanding with respect to any direct or indirect compensation, reimbursement or indemnification in connection with candidacy, nomination, service or action as a nominee or as a director of the Company;

(v)“Competitor” shall mean any entity that provides products or services that compete with or are alternatives to the principal products produced or services provided by the Company or its affiliates;

(vi)“Proposing Person” shall mean (1) the Record Stockholder providing the notice of business proposed to be brought before an annual meeting or nomination of persons for election to the Board at a stockholder meeting, (2) the beneficial owner or beneficial owners, if different, on whose behalf the notice of business proposed to be brought before the annual meeting or nomination of persons for election to the Board at a stockholder meeting is made, and (3) any Associated Person on whose behalf the notice of business proposed to be brought before the annual meeting or nomination of persons for election to the Board at a stockholder meeting is made;

(vii)“Public Announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the Company on SEDAR or with the Toronto Stock Exchange; and

(viii)to be considered a “Qualified Representative” of a stockholder, a person must be a duly authorized officer, manager, trustee or partner of such stockholder or must be authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as a proxy at the meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction thereof, at the meeting. The Secretary of the Company, or any other person who shall be appointed to serve as secretary of the meeting, may require, on behalf of the Company, reasonable and appropriate documentation to verify the status of a person purporting to be a “Qualified Representative” for purposes hereof.

(e)Rights of Preferred Stockholders. Nothing in this Section 2.14 shall be deemed to affect any rights of (a) stockholders to request inclusion of proposals in the Company’s proxy statement pursuant to Rule 14a-8 under the Exchange Act or (b) the holders of any series of Preferred Stock to elect directors elected by one or more series of Preferred Stock pursuant to any applicable provisions of the Articles of Incorporation.

Amended Section 7.2

Section 7.2 is amended to read as follows:

The shares of capital stock of the Company shall be represented by certificates; provided, however, that the Board may provide by resolution or resolutions that some or all of any or all classes or series of its capital stock shall be uncertificated shares. Any such resolution shall not apply to shares represented by a certificate until such certificate is surrendered to the Company. Every holder of stock represented by certificates shall be entitled to have a certificate signed by, or in the name of the Company by, any two officers of the Company who are authorized to sign stock certificates representing the number of shares registered in certificate form. Each of the Chairperson of the Board, the Vice-Chairperson of the Board, the President, any Vice President, the Treasurer, any Assistant Treasurer, or the Secretary or any Assistant Secretary, of the Company shall be deemed to have the authority to sign stock certificates, representing the number of shares registered in certificate form. Any or all of the signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Company with the same effect as if such person were an officer, transfer agent or registrar at the date of issue.